NAME OF REGISTRANT:
Franklin New York Tax-Free Income Fund, Inc.
File No. 811-3479

EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

FRANKLIN NEW YORK TAX-FREE INCOME FUND

CONSENT OF SOLE SHAREHOLDER

Pursuant to the provisions of Section 4 of Article V of the Agreement and Declaration of Trust of Franklin New
York Tax-Free Income Fund, a Delaware business trust
(the "Trust"), which governs actions taken by unanimous written consent of shareholders, the undersigned, being the sole shareholder of the Trust, does hereby waive the requirement of written notice of the actions set forth herein, and does hereby approve, ratify and consent to the following resolutions:

NOW, THEREFORE, IT IS

RESOLVED, that the reorganization of Franklin New York
Tax-Free Income Fund, Inc, a New York corporation (the
"Fund") and the Trust pursuant to an Agreement and Plan of Reorganization (the "Reorganization"), which will involve: (i) the acquisition by the Trust of substantially all of the assets of the Fund in exchange solely for shares of beneficial interest in the Trust;
(ii) the distribution of such shares of beneficial interest of the Trust to the shareholders of the Fund according to their respective interest; and (iii) the dissolution of the Fund as soon as practicable after the closing of the Reorganization is hereby approved;
and it is

FURTHER RESOLVED, that the Agreement and Plan of Reorganization through which the Reorganization shall be accomplished is hereby approved; and it is

FURTHER RESOLVED, that the following individuals shall serve as trustees of the Trust until their successors are elected and shall qualify:
Harris J. Ashton
S. Joseph Fortunato
Charles B. Johnson
Rupert H. Johnson, Jr.
Gordon S. Macklin

and it is

FURTHER RESOLVED, that the selection of Coopers &
Lybrand L.L.P., as independent auditors of the Trust for the fiscal year ending May 31, 1997 is hereby ratified and approved; and it is

FURTHER RESOLVED, that the investment management agreement between the Trust and Franklin Investment
Advisory Services, Inc. (the "Manager"), which is substantially identical to the current investment management agreement between the Fund and the Manager is hereby approved;

and it is

FURTHER RESOLVED, that the Class I and Class II distribution plans relating to the Class I and Class II shares of the Trust, as adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, which is substantially identical to the current Rule 12b-1 distribution plans for the Class I and
Class II shares of the Fund is hereby approved.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Trust has executed this consent as of the 28th day of April, 1997.

FRANKLIN NEW YORK TAX-FREE INCOME
FUND, INC.

By:  /s/ H.E. Burns
Harmon E. Burns
Vice President

Filed with the minutes of the proceedings of the Trust, this 28th day of April, 1997.

/s/ D.R. Gatzek______
Deborah R. Gatzek
Assistant Secretary

nsar\1997\115-77c.doc